Policy Title:	INCENTIVE-BASED COMPENSATION RECOUPMENT

Policy No:	LEG-002	Version: 1.1	Effective Date:	November 1, 2023
Supersedes Policy No:	LEG-002	Version: 1.0	Effective Date:	October 2, 2023
Policy Approval Authority:	Executive Vice President, General Counsel & Secretary

Exhibit 99.1
INCENTIVE-BASED COMPENSATION RECOUPMENT POLICY
1.0SCOPE OF APPLICABILITY
1.1This policy applies to Leonardo DRS, Inc. businesses and subsidiaries worldwide and applies to its current and former Executive Officers (as defined below).
2.0PURPOSE
2.1The purpose of the Leonardo DRS, Inc. Incentive-Based Compensation Recoupment Policy (the “Policy”) is to set forth the circumstances in which Leonardo DRS, Inc. (the “Company”) will recover Erroneously Awarded Compensation (as defined below) received by a current or former Executive Officer (as defined below).
3.0POLICY
3.1This Policy applies to all Incentive-Based Compensation received by a current and former Executive Officer: (i) on or after the Effective Date; (ii) after beginning service as an Executive Officer; (iii) who served as an Executive Officer at any time during the performance period for which Incentive-Based Compensation was received; (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (v) during the three completed fiscal years immediately preceding the Required Restatement Date.
3.2Notwithstanding Paragraph 3.1 above, this Policy applies during any transition period that results from a change in the Company’s fiscal year within or immediately following the three completed fiscal year period. For the avoidance of doubt, any transition period between the last day of the Company’s previous fiscal year-end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year.
3.3For the avoidance of doubt, references to Executive Officer throughout this Policy shall be read to refer to current or former Executive Officers in accordance with this Section 3, unless otherwise noted.

4.0DEFINITIONS
4.1For purposes of this Policy, the following terms have the definitions set forth below:
4.1.1“Accounting Restatement” shall mean the required revision of a previously issued financial statement for correction of an error in such financial statement that is (i) due to material noncompliance with any applicable financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in a previously issued financial statement that is material to such previously issued financial statement, or (ii) not material to a previously issued financial statement, but would result in a material misstatement if the error were corrected in the current period (i.e., as of the time of the Accounting Restatement) financial statements or left uncorrected in the current period financial statements.
4.1.2“Board” shall mean the Board of Directors of the Company.
4.1.3“Committee” shall mean the Compensation Committee of the Board as constituted from time to time (including any successor committee).
4.1.4“Effective Date” shall mean October 2, 2023.
4.1.5“Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer and in connection with any Accounting Restatement, the amount of Incentive-Based Compensation received by such Executive Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such Executive Officer had it been determined based on the restated amounts set forth in the Accounting Restatement.
4.1.6“Executive Officer” shall mean each individual designated as an “officer” of the Company in accordance with 17 C.F.R. 240.16a-1(f). Identification of an executive officer for purposes of this Policy would include at a minimum executive officers identified pursuant to 17 C.F.R. 229.401(b).
4.1.7“Financial Reporting Measures” means financial measures that are used for evaluating the attainment of Incentive-Based Compensation and that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, as well as any financial measures that are derived wholly or in part from such measures. For purposes of this Policy, the Company’s stock price and total shareholder return are Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.
4.1.8“Incentive-Based Compensation” means compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive Based Compensation is deemed received by an Executive Officer in the Company’s fiscal year during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
4.1.9“Nasdaq” shall mean the National Association of Securities Dealers Automated Quotations Stock Market.
4.1.10“Required Restatement Date” shall mean the earlier to occur of (i) the date upon which the Board, the Committee, or the officers of the Company authorized to take such action, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date upon which a court, regulator or other legally authorized body directs the issuer to prepare an Accounting Restatement in a final, non-appealable order or judgment.
4.1.11“SEC” shall mean the U.S. Securities and Exchange Commission.
5.0RECOVERY OF ERRONEOUSLY AWARDED INCENTIVE-BASED COMPENSATION
5.1In the event of an Accounting Restatement, the Company shall promptly determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall provide written notice to each Executive Officer of (i) the Required Restatement Date, (ii) the amount of Erroneously Awarded Compensation received, and (iii) the method, manner, and time for repayment or return or such Erroneously Awarded Compensation, as applicable. The amount of

Incentive-Based Compensation that is subject to recovery will be computed without regard to any taxes paid.
5.2The Committee shall have the discretion to reasonably determine the appropriate means of recovery of such Erroneously Awarded Compensation based on applicable facts and circumstances. If an Executive Officer fails to repay Erroneously Awarded Compensation to the Company by the time and in the manner set forth in writing by the Committee, the Company shall take all actions reasonable and appropriate to recover the Erroneously Awarded Compensation from the Executive Officer. The Executive Officer shall be required to reimburse the Company for all expenses, including attorneys’ fees, reasonably incurred by the Company in recovering Erroneously Awarded Compensation.
5.3For Incentive-Based Compensation based on the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement:
5.3.1the amount will be based on a reasonable estimate of the effect of the accounting restatement on the Company’s stock price or total shareholder return upon which the Incentive-Based Compensation was received; and
5.3.2the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the Nasdaq.
6.0RECOVERY EXCEPTIONS
6.1The Company will recover Erroneously Awarded Compensation in accordance with this Policy, except to the extent that any of the following conditions are met and the Committee (provided it is comprised of independent directors at the applicable time), or in the absence of such Committee, a group constituting the majority of the Board’s independent directors, has determined that recovery would be impracticable because:
6.1.1the direct expense reasonably expected to be paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that before concluding it would be impracticable to recover any amount of

Erroneously Awarded Compensation based on the expense of enforcement, the Company will make a reasonable attempt to recover such Erroneously Awarded Compensation without incurring any third party expense, document such reasonable attempt(s) to recover, and provide such documentation to the Nasdaq;
6.1.2recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company will obtain an opinion of home country counsel, acceptable to the Nasdaq, that recovery would result in such a violation and provide such opinion to the Nasdaq; or
6.1.3recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
7.0REPORTING AND DISCLOSURE REQUIREMENTS
7.1The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable SEC filings.
8.0INDEMNIFICATION PROHIBITION
8.1The Company will not indemnify any current or former Executive Officer against any losses stemming from the application of this Policy to Erroneously Awarded Compensation.
9.0OTHER RECOUPMENT RIGHTS
9.1This Policy is not intended to limit the Company’s ability to pursue equitable relief or other means to recover monetary damages resulting from an Executive Officer’s wrongdoing. The Company retains all rights it may have under applicable law.

10.0APPROVAL, IMPLEMENTATION AND COMPLIANCE
10.1Administration
10.1.1The Committee shall have sole discretion in making all determinations under this Policy. Any determinations of the Committee shall be binding on the Executive Officer.
10.2Amendment
10.2.1This Policy may be amended from time to time in the Committee’s sole discretion.
10.3Compliance with the Exchange Act
10.3.1Notwithstanding the foregoing, this Policy shall be interpreted and administered consistent with the applicable securities laws, including the requirements of (i) Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) Rule 10D-1 under the Exchange Act, and (iii) the listing standards adopted by the Nasdaq pursuant to Rule 10D-1, and, to the extent this Policy is in any manner deemed inconsistent with such requirements, this Policy shall be treated as retroactively amended to be compliant with such requirements.
10.4Saving Clause
10.4.1To the extent that any of the provisions of this Policy are found by a court of competent jurisdiction to be illegal, invalid, or unenforceable for any reason, such provision shall be deleted, and the balance of this Policy shall not be affected.
11.0REPORTING SUSPECTED VIOLATION
11.1DRS Employees are required to immediately report any known or suspected violations of this Policy. Such reports shall be made in a timely manner to any of the following:
•Company Executives, managers, supervisors (who, in turn, must promptly notify one of the following:
•Designated Corporate Counsel;

•DRS General Counsel;
•DRS Alertline https://drs.alertline.com or at 1-800-694-5005, which is available 24 hours a day, 7 days a week. Reports to the Alertline may be made anonymously.